Exhibit (d)(4)

Execution Version

LIMITED GUARANTEE

This LIMITED GUARANTEE is dated as of February 21, 2021 (this “Limited Guarantee”) and is by Global Energy & Power Infrastructure Fund III, L.P., a Cayman Islands exempted limited partnership (the “Guarantor”), in favor of GasLog Ltd., a Bermuda exempted company (the “Company” or the “Guaranteed Party”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement (as defined below).

1.             Limited Guarantee. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of February 21, 2021 (as it may be amended, restated, supplemented or otherwise modified in accordance with its terms from time to time, the “Merger Agreement”) by and among the Guaranteed Party, GEPIF III Crown Bidco L.P., a Cayman Islands exempted limited partnership (“Parent”), and GEPIF III Crown MergerCo Limited, a Bermuda exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger, the Guarantor, intending to be legally bound, hereby expressly, absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, as primary guarantor and not merely as surety, on the terms and subject to the conditions set forth herein, the due and punctual payment of the Parent Termination Fee as and when due and payable under Section 7.03(c) of the Merger Agreement and any amounts due under Section 7.03(e) of the Merger Agreement, pursuant to, and subject to the terms of, the Merger Agreement (the “Obligations”), it being understood that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed $40,000,000, plus any amounts owed under Section 7.03(e) of the Merger Agreement up to an aggregate amount of $10,000,000 (the “Cap”). The Guarantor undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind.  The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay to the Guaranteed Party under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement any amounts other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2.             Nature of Guaranty. Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement or any agreement or instrument related thereto that may be agreed to by Parent and Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment hereunder, or any other payment of the Obligations (including payment by Parent), is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder as if such payment had not been made. This Limited Guarantee is an unconditional and continuing guarantee of payment and not of collection, and the Guaranteed Party shall not be required to proceed against Parent first before proceeding against Guarantor hereunder.

3.             Changes in Obligations, Certain Waivers.  The Guarantor agrees that, to the fullest extent permitted by Law, its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any other Person

(including the Guarantor); (b) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment to or modification of any of the terms or provisions of the Merger Agreement or the Equity Commitment Letter (as defined below) made in accordance with the terms thereof; (c) the addition, substitution or release of any Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, the Equity Commitment Letter, this Limited Guarantee or any related agreement or document; (d) any change in the legal existence, structure or ownership of Parent or any other Person (including the Guarantor) now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, the Equity Commitment Letter, this Limited Guarantee or any related agreement or document; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other Person (including the Guarantor) now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, the Equity Commitment Letter, this Limited Guarantee or any related agreement or document; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or any other Person (including the Guaranteed Party), whether in connection with the Obligations or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations; (h) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement, the Equity Commitment Letter or any agreement or instrument related thereto, in each case in accordance with its terms; (i) any default by Parent under the Merger Agreement; (j) any change in Law (it being understood that the foregoing shall not be construed to permit the Company to make any claim hereunder in excess of the Cap); or (k) any other occurrence, circumstance, act or omission that might operate as a legal or equitable discharge of a guarantor or surety (other than defenses to the payment of the Obligations that are available to Parent under the Merger Agreement, each of the foregoing defenses being retained by the Guarantor); provided, however, that notwithstanding the foregoing, but subject to the penultimate sentence of Section 2, the Guarantor shall be fully released and discharged hereunder if the Obligations are fully satisfied.

To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices required to be made by the Company to Parent pursuant to the Merger Agreement, provided that nothing herein requires any such notice to be given to the Guarantor), all defenses which may be available by virtue of any valuation, stay, moratorium law or similar law now or hereafter in effect or any right to require the marshaling of assets of Parent or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, this Limited Guarantee or any related agreement or document (other than defenses to the payment of the Obligations that are available to Parent under the Merger Agreement, each of the foregoing defenses being retained by the Guarantor). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that this Limited Guarantee, including specifically the waivers set forth in this Limited Guarantee, are knowingly made in contemplation of such benefits.

The Guarantor hereby agrees not to assert any rights that it may now have or hereafter acquire against Parent or any other Person that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or any other Person, whether or not such claim, remedy, or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or such other Person, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable by Guarantor under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Limited Guarantee.

The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the transactions contemplated thereby or the equity commitment letter between the Guarantor and Parent (the “Equity Commitment Letter”), against the Guarantor or any Non-Recourse Party (as defined in Section 9 herein), except for claims (a) against the Guarantor under this Limited Guarantee (subject to the limitations described herein), (b) against Parent under the Merger Agreement (subject to the terms thereof), (c) for specific performance in, but only in, circumstances where it is permitted by Section 8.08 of the Merger Agreement or Section 8 of the Equity Commitment Letter (subject to the terms thereof) or (d) against BlackRock Alternatives Management LLC under the Confidentiality Agreement (the claims described in clauses (a) through (d) collectively, the “Retained Claims”).

4.             No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by the Guaranteed Party at any time or from time to time. For the avoidance of doubt, and notwithstanding anything to the contrary, the Guaranteed Party hereby expressly acknowledges that the only manner in which the Guaranteed Party or any of its Affiliates can obtain any form of money damages or other remedy against the Guarantor or its Affiliates (including, without limitation, the Non-Recourse Parties) is pursuant to the express provisions of this Limited Guarantee (it being understood that the foregoing is not intended to limit the specific performance rights in circumstances where it is permitted by Section 8.08 of the Merger Agreement or Section 8 of the Equity Commitment Letter).

5.             Representations and Warranties. The Guarantor hereby represents and warrants that:

(a)           it is a limited partnership duly formed, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite limited partnership or other power and authority to execute, deliver and perform this Limited Guarantee;

(b)           the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary limited partnership or other action, and do not violate or contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents, any material contract to which Guarantor is a party or any applicable Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c)           all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(d)           this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to, as to enforcement, the Bankruptcy and Equity Exception; and

(e)           the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee are available, and shall continue to be available, to the Guarantor (or its permitted assignees pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.             No Assignment.  This Limited Guarantee may not be assigned by any party without the prior written consent of the other party, except that, without the prior written consent of the Guaranteed Party, the Guarantor may assign its obligations hereunder to any affiliated fund, alternative investment vehicle or other Affiliate of the Guarantor; provided that no such assignment shall relieve the Guarantor of any of its obligations hereunder to the extent such obligations are not satisfied by the assignee. Any attempted assignment in violation of this section shall be null and void.

7.             Notices.  All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantor:

c/o Global Energy & Power Infrastructure Funds

One Lafayette Place,

Greenwich, CT 06830

Attention: Matt Raben

Email: matthew.raben@blackrock.com

with a copy to (which alone shall not constitute notice):

BlackRock, Inc.

Office of the General Counsel

40 East 52nd Street, 19th floor

New York, NY 10022

Attention: Jelena Napolitano

Email: legaltransactions@blackrock.com

Simpson Thacher & Bartlett LLP

600 Travis Street, Suite 5400

Houston, Texas 77002

Attention: Christopher R. May

Facsimile: 713-821-5602

Email: cmay@stblaw.com

If to the Guaranteed Party, as provided in the Merger Agreement.

8.             Continuing Guaranty.  This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until all the Obligations payable under this Limited Guarantee have been paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest to occur of: (a) full funding of the aggregate Merger Consideration (as defined in the Merger Agreement); (b) a consummation of the Closing in accordance with the terms of the Merger Agreement; (c) the full payment and performance of the Obligations; and (d) the 60th day after any valid termination of the Merger Agreement in accordance with its terms unless prior thereto the Guaranteed Party shall have in good faith delivered a written notice to the Guarantor that the Parent Termination Fee is due, in which case the Guarantor shall have no further obligations under this Limited Guarantee from and after the earliest to occur of (i) any events described in clauses (a)-(c) above, (ii) a final, non-appealable order of a court of competent jurisdiction in accordance with Section 10 hereof determining that the Guarantor does not owe any amount under this Limited Guarantee and (iii) a written agreement among the Guarantor and the Guaranteed Party terminating the obligations of the Guarantor under this Limited Guarantee; provided, that, the Guarantor shall not be required to pay any claim not submitted on or before the termination of this Limited Guarantee. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled or controlling Affiliates or its respective successors and assigns asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or that any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Affiliates of the Guarantor other than the Retained Claims then (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (iii) neither the Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability to the Guaranteed Party or any of its Affiliates  with respect to the Merger Agreement, the

Equity Commitment Letter, any other documents executed in connection with the Merger Agreement, the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

9.             No Recourse.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that, except with respect to the Retained Claims made against the parties thereto, no Person other than the Guarantor, and any assignee permitted in accordance with Section 6, has any obligations hereunder and that, notwithstanding that the Guarantor or its general partner (or any assignee permitted in accordance with Section 6) is a limited partnership or a limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any director, officer, agent or employee of the Guarantor or Parent, or any of its successors or assigns or any partner, member, manager or stockholder of the Guarantor or Parent, or any of its successors or assigns or any director, officer, employee, partner, affiliate, assignee or representative of the foregoing, in each case whether current, former or future (collectively, but not including Guarantor or Parent or any of their respective successors or assigns, each a “Non-Recourse Party”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise, and the Guaranteed Party further covenants, agrees and acknowledges that the only monetary remedies that the Guaranteed Party have in respect of the Merger Agreement or the transactions contemplated thereby are its rights to recover from Parent under and to the extent expressly provided in the Merger Agreement and its right to recover from Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guarantee, subject to the Cap and the other limitations described herein, other than with respect to any Retained Claims. The Guaranteed Party acknowledges and agrees that Parent has no assets other than certain contract rights and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs. Other than with respect to any Retained Claims made against the parties thereto, recourse against the Guarantor under and pursuant to the terms of this Limited Guarantee shall be the sole and exclusive monetary remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, including by piercing of the corporate veil or by a claim by or on behalf of Parent. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party except for claims against the Guarantor under this Limited Guarantee or claims against the applicable party with respect to any Retained Claims. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein. For the purposes of clarity and notwithstanding anything to the contrary, the parties hereto agree that the terms of this Section 9 are not intended to, and shall not be construed to, limit or otherwise modify the obligations of the Guarantor otherwise contemplated herein.

10.          Governing Law; Jurisdiction.  This Limited Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Limited Guarantee shall be heard and determined in the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably (i) submit to the jurisdiction and venue of such courts in any Actions arising out of or relating to this Limited Guarantee, (ii) irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action and (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court. The consents to jurisdiction set forth in this Section 10 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10 and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Limited Guarantee shall be effective if notice is given by overnight courier at the address set forth in Section 7 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

11.          WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.

12.          Counterparts. This Limited Guarantee may be executed in any number of counterparts (including by facsimile, PDF, electronic mail or electronic signature), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

13.          No Third Party Beneficiaries. Except for the Non-Recourse Parties who are express third-party beneficiaries hereof and entitled to enforce the provisions of Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

14.          Confidentiality. The existence of this Limited Guarantee and its terms shall be treated as confidential and this letter is being provided to the Guaranteed Party solely in connection with the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted, referred to in any document (other than the Merger Agreement and the Equity Commitment Letter) or otherwise disclosed, except with the written consent of the Guarantor and the Guaranteed Party; provided, that no such written consent is required for any disclosure of the existence or terms of this Limited Guarantee (a) to the extent required by applicable law or the rules or regulations of any national securities exchange or in connection with any action or proceeding to enforce this Limited Guarantee, (b) in connection with the enforcement of this Limited Guarantee or (c) by the Guaranteed Party to its Affiliates and its and their respective officers, directors, employees, advisors, consultants and other representatives to the extent such Persons in turn agree to abide by the confidentiality provisions of this Section 14.

15.          Miscellaneous.

(a)                   This Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b)                   Any term or provision hereof that is prohibited, invalid or unenforceable in any situation in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition, invalidity or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any situation in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Section 8, Section 9 and this Section 15(b).

(c)                   The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)                   All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR:

GLOBAL ENERGY & POWER INFRASTRUCTURE FUND III, L.P.

By: Global Energy & Power Infrastructure GP III, L.P., its general partner

By: GEPIF III (GenPar), LLC, its general partner

By:	/s/ James Berner
Name:	James Berner
Title:	Managing Director

[Signature Page to Limited Guarantee]

GUARANTEED PARTY:

GASLOG LTD.

By:	Paul A. Wogan
Name: Paul A. Wogan
Title: Director & CEO

[Signature Page to Limited Guarantee]